Exhibit 10.1

STATE OF ARIZONA, ex rel. ATTORNEY GENERAL THOMAS C. HORNE, Plaintiff, v. WESTERN UNION FINANCIAL SERVICES, INC., Defendant.	) ) ) ) ) ) ) ) ) ) ) ) )	SETTLEMENT AGREEMENT AMENDMENT

Western Union Financial Services, Inc. (“Western Union”), a corporation organized under the laws of Colorado, pursuant to authority granted by its Board of Directors, and the State of Arizona (“State”), through its Attorney General, entered into a Settlement Agreement (“Agreement”)1 on February 11, 2010. This Amendment to the Agreement (“Amendment”) supplements and amends the terms of the Agreement. Each party acknowledges that the obligations described below will further their mutual goal that Western Union maintain an effective anti-money laundering (“AML”)2 Program for the Southwest Border Area.

Recitals

1.	Under paragraph 19 of the Agreement, Western Union agreed to a:

commitment to full compliance with applicable state law and the Bank Secrecy Act and all of its implementing regulations with respect to the Southwest Border Area. Further, to comply with the BSA, A.R.S. §§ 6-1241 and 13-2317, and this Agreement, Western Union agrees to continue to adhere to Western Union’s Bank Secrecy Act (“BSA”)/Anti-Money Laundering (“AML”) program measures now in existence or in the process of being implemented in the Southwest Border Area, as described in the [KPMG] Report, incorporated by this reference, consistent with the principles set forth in the [Financial Action Task Force Risk-Based Approach to Combating Money Laundering and Terrorist Financing] FATF RBA Guidance relating to money services businesses, and to implement additional program measures recommended by an independent Monitor in the Southwest Border Area (the “Recommendations”) to the extent required in the Monitor Engagement Letter.

[1]	Capitalized terms used in this Amendment shall have the meaning assigned to them in the Agreement.

[2]	All references to “AML” are intended to include combating the financing of terrorism (“CFT”).

The Agreement required the Monitor to evaluate and confirm whether compliance had been attained in a Final Report to be issued by July 31, 2013.

2.Western Union has expended significant resources and has made substantial progress in completing the Monitor’s Recommendations. The State contends that Western Union had not completed all of the Monitor’s Recommendations and had not successfully implemented an AML program for the Southwest Border Area as of July 31, 2013, and that the State is entitled to declare a willful and material breach of the Agreement and pursue the remedies set forth in the Agreement. Western Union disagrees with these contentions.

3.On June 14, 2013, the parties agreed to toll the time for the Monitor to issue a Periodic Review and Final Report, to extend the time for the Monitor Engagement, and to extend the benefits and obligations of the parties and the Monitor for a period of ninety days, to allow the parties to discuss potential amendment of the Agreement, and enter into this Amendment. On October 25, 2013, the parties agreed to further tolling and extension until December 20, 2013. On December 19, 2013, the parties agreed to further tolling and extension until January 31, 2014.

4.The parties agree that to achieve their common goal of combating money laundering activities in the Southwest Border Area, it is in the best interests of the parties and the public that the term of the Agreement be extended.

5.The parties have therefore agreed to the additional obligations imposed by this Amendment and acknowledge that the obligations described below comprise good and valuable consideration for the other party’s promises.

Amendment

6.The following provisions are hereby inserted into the Agreement at the end of paragraph 10, among other things altering the timing provisions of paragraph 22 of the Agreement and paragraphs 2 and 10.3 of the Monitor Engagement Letter:

10A To assure that Western Union’s Program for the Southwest Border Area complies with the Agreement, including paragraph 19 of the Agreement, Western Union and the Monitor cooperatively developed an Agreed Action Plan, which has been agreed to by the State, in advance of the parties’ executing this Amendment. The Agreed Action Plan sets forth certain Recommendations, which are “Primary Recommendations,” and describes in detail the measures of success for evaluating whether Western Union has successfully implemented each of the Recommendations. In addition, subsequent to the execution of this Amendment, action plans will be developed for Recommendations classified as Secondary Recommendations, as discussed in paragraph 10B below. The Agreed Action Plan contemplates use of a Gantt chart to track timelines relating to successful implementation of each Primary Recommendation; considers dependent relationships between and among activities to allow Gantt chart style visualization of potential bottlenecks or interferences; and details responsibility for action items by sufficiently competent and experienced staff to successfully implement each Primary Recommendation. The Agreed Action Plan also groups together certain Primary Recommendations that share the same goals and meaningful stages or steps for their implementation, and can reasonably be evaluated as a single Recommendation, as noted in paragraphs 21.6.2, 21.7, and 21.10 below. The Agreed Action Plan includes ten WUBS Recommendations, one IT Recommendation, and one iWatch Training Recommendation as Primary Recommendations.

10A.1 Western Union will implement the Primary Recommendations on or before October 31, 2015.

10A.2 The Monitor shall evaluate whether Western Union has successfully implemented the Primary Recommendations and whether Western Union’s AML Program for the Southwest Border Area, not including those WUBS Recommendations that are Secondary, has been successfully implemented, and shall communicate to the State and Western Union, in writing, the results of the evaluation on or before January 31, 2016. It is understood that the successful implementation of any or all of the Primary Recommendations does not necessarily mean that Western Union has put in place a successful AML Program for the Southwest Border Area. It is also understood that the inability to successfully implement one or more of the Primary Recommendations does not necessarily mean that Western Union has not put in place an effective AML Program for the Southwest Border Area. Western Union shall have until April 30, 2016, to cure any deficiencies identified in the Monitor’s written evaluation and provide a response to the evaluation, including reporting regarding further enhancements Western Union made to its Program in response to the evaluation. The Monitor shall re-evaluate any deficiencies identified in the written evaluation on or before July 31, 2016.

10A.3 The Monitor shall provide to Western Union a draft Final Report of the Primary Recommendations Term on or before October 31, 2016. Western Union shall have until November 30, 2016, to provide comments to the Monitor regarding the draft. The Monitor shall issue the Final Report of the Primary Recommendations Term on or before December 31, 2016, taking into account Western Union’s response to the draft Final Report.

10A.4. Primary Recommendations that Western Union does not successfully implement in time for testing before October 31, 2015, shall become Secondary Recommendations, together with Recommendations classified as Secondary Recommendations as of the date of this Amendment, and Recommendations re-classified by the Monitor as Secondary Recommendations pursuant to paragraph 10A.5.

10A.5 In addition to the Monitor’s authority to delete Recommendations pursuant to paragraph 26 of the Agreement, the Monitor may re-classify Primary Recommendations as Secondary Recommendations in the Monitor’s discretion. Any Primary Recommendation that the Monitor re-classifies as a Secondary Recommendation before the end of the Primary Recommendations Term will be treated as if it were classified as a Secondary Recommendation as of the date of this Amendment.

10A.6 The Primary Recommendations Term ends on December 31, 2016.

10B. Before October 31, 2015, Western Union and the Monitor will develop a Preliminary Action Plan for the Recommendations classified as Secondary Recommendations as of the date of this Amendment and other Recommendations that have become Secondary before April 30, 2015. Before January 31, 2017, Western Union and the Monitor will develop a Final Action Plan for the Secondary Recommendations that includes the Recommendations classified as Secondary Recommendations as of the date of this Amendment, any Primary Recommendations that the Monitor re-classifies as Secondary Recommendations, and any Primary Recommendations that Western Union did not successfully implement on or before April 30, 2016. The Final Action Plan will include the same information with respect to the Secondary Recommendations as the Agreed Action Plan described above. The Final Action Plan may group together Secondary Recommendations that share the same goals and meaningful stages or steps for their implementation, and can reasonably be evaluated as a single Recommendation.

10B.1    If Western Union and the Monitor are unable to agree on any aspect of the Final Action Plan after making best efforts to reach agreement for at least fifteen days, Western Union shall submit the issue to the State in writing. The State and Western Union shall make best efforts to reach an agreement. If Western Union and the State are not able to reach agreement within thirty days, the parties shall submit the disputed issues to a mutually agreed upon AML expert to arbitrate a resolution. If the parties are unable to agree on an individual to arbitrate the disputed issues, each party will submit two names to the Court, which will select the expert from the parties’ submissions. The AML expert to be selected under this paragraph shall be disinterested, experienced, and competent. The expert will arbitrate and decide the disputed issues within thirty days of his or her selection, or longer in the reasonable discretion of the expert with approval of the Court. The process to be followed by the parties in deciding the disputed issues shall be expedited as follows: Within five calendar days of the expert’s appointment, the expert will hold a conference with the parties to determine a briefing schedule and the requirements for the parties’ memoranda. The schedule will provide that the parties will submit memoranda to the expert simultaneously. The memoranda will set forth the parties’ respective positions and will include any supporting documentation. The parties may then submit responsive memoranda simultaneously. The presumptive page limit of the Opening Memorandum shall be twelve pages. The presumptive page limit of the Reply Memorandum shall be five pages. The expert may allow the parties to exceed those page limits for good cause. All memoranda shall be promptly emailed to the other side. There shall be no evidentiary hearing. The independent expert may schedule argument before deciding the disputed issues. The expert may also undertake whatever other reasonable inquiries and investigations the expert deems appropriate as long as such inquiries and investigations are relevant to the issue. In the event that the expert undertakes other inquiries and investigations, the expert shall notify the parties in advance regarding the scope of the inquiries and investigations and shall provide to the parties the results of the inquiries and investigations. The expert’s decision shall be in writing. The cost of the AML expert shall be shared equally by both sides.

10B.2 Western Union will implement the Secondary Recommendations on or before June 30, 2017.

10B.3 The Monitor shall evaluate whether Western Union has successfully implemented the Secondary Recommendations and whether Western Union’s AML Program for the Southwest Border Area has been successfully implemented and shall communicate to the State and Western Union, in writing, the results of the evaluation on or before August 15, 2017. Western Union shall have until September 30, 2017, to cure any deficiencies identified in the Monitor’s written evaluation and provide a response to the evaluation, including reporting regarding further enhancements Western Union made to its Program in response to the evaluation. The Monitor shall re-evaluate any deficiencies identified in the written evaluation on or before October 31, 2017.

10B.4 The Monitor shall provide to Western Union a draft Final Report of the Secondary Recommendations Term on or before October 31, 2017. Western Union shall have until November 30, 2017, to provide comments to the Monitor regarding the draft. The Monitor shall issue the Final Report of the Secondary Recommendations Term on or before December 31, 2017, taking into account Western Union’s response to the draft Final Report.

10B.5 The Secondary Recommendations Term and the Monitor Engagement end on December 31, 2017.

10C Standards for success.

10C.1 “Successful implementation” of a Recommendation is defined as accomplishment of the “measures of success” set out in the Agreed Action Plan or Final Action Plan, as applicable. The Monitor shall apply his knowledge and experience in determining whether the measures of success or their functional equivalent have been accomplished. The Monitor shall remain mindful that where testing involves the review of a sample of transactions or other records in order to determine whether a recommended process or procedure has been applied in accordance with the Recommendation, success will not require perfect implementation in all respects because some measure of error in implementation of a process or procedure may occur.

10C.2 “Successful implementation” with regard to Western Union’s AML Program means in full compliance with paragraph 19 of the Agreement. The Program and the Recommendations serve complementary purposes; the Monitor may deem Western Union to have successfully implemented its AML Program for the Southwest Border Area even if it has not successfully implemented every Recommendation. In determining whether Western Union’s AML Program has been successfully implemented, the Monitor shall be guided by the provisions in paragraph 21.1 of this Amendment, the AML Program requirement for Money Services Businesses in the Bank Secrecy Act regulations, 31 C.F.R. § 1022.210, and the guidance for Money Services Businesses issued by the U.S. Department of the Treasury, Financial Crimes Enforcement Network, and the Financial Action Task Force.

10D A Primary Recommendation made by the Monitor after January 1, 2015, or a Secondary Recommendation made by the Monitor after January 31, 2017, must:

10D.1  address a deficiency critical to the efficacy of Western Union’s AML Program for the Southwest Border Area; and

10D.2  primarily address a deficiency that the Monitor was unable reasonably to discover previously through due diligence; and

10D.3 reasonably be expected to be successfully implemented before the end of the Primary or Secondary Recommendations Term, as applicable.

10E Any Recommendation made after the date of this Amendment shall be subject to the procedures in paragraphs 21 and 22 of the Monitor Engagement Letter. For Primary Recommendations made after January 1, 2015, and Secondary Recommendations made after January 31, 2017, Western Union’s presentation and submission pursuant to paragraphs 21 and 22 of the Monitor Engagement Letter may rely on the grounds specified in paragraph 10D, in addition to those provided for in the Monitor Engagement Letter.

10E.1    If Western Union and the Monitor are unable to agree regarding whether a Recommendation satisfies the requirements of paragraphs 10D.1 through 10D.3 above after making best efforts to do so, Western Union shall submit the issue to the State for resolution. If Western Union and the State are not able to reach agreement within thirty days of the submission, the parties shall submit the disputed issues to a mutually agreed upon AML expert to arbitrate a resolution. If the parties are unable to agree on an individual to arbitrate the disputed issues, each party will submit two names to the Court, which will select the expert from the parties’ submissions. The AML expert to be selected under this paragraph shall be disinterested, experienced, and competent. The expert will arbitrate and decide the disputed issues within thirty days of his or her selection, or longer in the reasonable discretion of the expert with approval of the Court. The process to be followed by the parties in deciding the disputed issues shall be expedited as follows: Within five calendar days of the expert’s appointment, the expert will hold a conference with the parties to determine a briefing schedule and the requirements for the parties’ memoranda. The schedule will provide that the parties will submit memoranda to the expert simultaneously. The memoranda will set forth the parties’ respective positions and will include any supporting documentation. The parties may then submit responsive memoranda simultaneously. The presumptive page limit of the Opening Memorandum shall be twelve pages. The presumptive page limit of the Reply Memorandum shall be five pages. The expert may allow the parties to exceed those page limits for good cause. All memoranda shall be promptly emailed to the other side. There shall be no evidentiary hearing. The independent expert may schedule argument before deciding the disputed issues. The expert may also undertake whatever other reasonable inquiries and investigations the expert deems appropriate as long as such inquiries and investigations are relevant to the issue. In the event that the expert undertakes other inquiries and investigations, the expert shall notify the parties in advance regarding the scope of the inquiries and investigations and shall provide to the parties the results of the inquiries and investigations. The expert’s decision shall be in writing. The cost of the AML expert shall be shared equally by both sides.

7.The following provisions are hereby inserted into the Agreement at the end of paragraph 21:

21.1    Western Union must comply with the requirements of paragraph 10C.2 in order for the Monitor to declare that Western Union’s AML program is in full compliance with paragraph 19 of the Agreement. The parties agree that the Monitor’s evaluations of Western Union’s AML Program for the Southwest Border Area are subject to the principles stated in paragraph 31.2 of the Monitor Engagement Letter, specifically that a money services business may act in good faith to take reasonable and considered steps to prevent money laundering, and document the rationale for its decisions, and yet still be abused by persons engaged in illicit activity. Further, in applying the standards set forth at paragraph 10C.2, the Monitor shall be mindful that unconnected and isolated incidents involving errors in judgment, mistakes, and problems may occur in the implementation of an effective AML program that complies with paragraph 19 of the Agreement. Perfection is not required. The Monitor, in deciding the issue of compliance, will consider whether Western Union has designed and implemented a sustainable AML Program for the Southwest Border Area that (1) is reasonably appropriate for Western Union’s risk profile, (2) is reasonably designed to ensure compliance with the Bank Secrecy Act and to prevent Western Union from being used to facilitate money laundering and terrorism financing, (3) reasonably recognizes errors in judgment, mistakes, and problems, (4) is reasonably able to make and will make appropriate and effective adjustments, and (5) reasonably minimizes the likelihood of repeated problems and mistakes. The Monitor shall abide by the foregoing principles in determining whether Western Union has successfully implemented an AML Program for the Southwest Border Area in accordance with the standards set forth at paragraph 10C.2.

21.2    The parties acknowledge that a BSA evaluation of an AML program requires evaluation of the enterprise-wide program, but to expedite the Primary Recommendations Term, and because Western Union’s Program for the Southwest Border Area as a whole, including WUBS, will be evaluated at the conclusion of the Secondary Recommendations Term, the parties agree that, for purposes of the Final Report of the Primary Recommendations Term, the Monitor shall evaluate Western Union’s AML Program for the Southwest Border Area without reference to those WUBS Recommendations that are Secondary but shall include those WUBS Recommendations that are included in the Agreed Action Plan as Primary Recommendations.

21.3    The parties agree that Western Union shall implement all of the Recommendations and that the Recommendations may be implemented before the deadlines set forth in this Amendment. To facilitate the successful implementation of the Recommendations, Western Union shall provide to the Monitor information relating to the Recommendations and the Monitor shall provide input and guidance to Western Union both orally and in writing.

21.3.1 When Western Union contends that it has successfully implemented a Recommendation or group of Recommendations, whether Primary or Secondary, Western Union may so notify the Monitor in writing and submit to the Monitor relevant data, test results, and other materials and information to support this contention.

21.3.2 If, after receiving notification and information from Western Union pursuant to paragraph 21.3.1, the Monitor reasonably concludes that it is premature to evaluate the implementation of the Recommendation or group of Recommendations that is the subject of the notification, the Monitor shall state this conclusion, the reasons for the conclusion, and the specific steps Western Union must take to prepare the Recommendation or group of Recommendations for evaluation in writing within ten days of Western Union’s notification.

21.3.3 Upon receiving notification from Western Union pursuant to paragraph 21.3.1, the Monitor shall review the Recommendation or group of Recommendations that is the subject of the notification to determine whether they have been successfully implemented. The Monitor shall be entitled to rely on the adequacy, completeness, and accuracy of the information provided by Western Union, but the Monitor may conduct its own testing as it deems appropriate. During this review, the Monitor shall act with reasonable promptness as to cause no undue delay to Western Union’s efforts to successfully and timely implement all Recommendations.

21.3.4 The Monitor shall communicate to Western Union and the State in writing the results of the review and specifically advise Western Union whether the Recommendation or group of Recommendations was successfully implemented. If the Monitor concludes that the Recommendation or group of Recommendations was not successfully implemented, the Monitor’s written communication shall advise Western Union of the rationale for the Monitor’s decision and provide guidance and feedback so as to assist Western Union in successfully implementing the Recommendations.

21.3.5 It is understood that a conclusion by the Monitor under this paragraph that Western Union successfully implemented a Recommendation or group of Recommendations does not mean that this (a) will necessarily lead to the successful implementation of another Recommendation, or (b) will lead to the successful implementation of Western Union’s AML Program for the Southwest Border Area as required by paragraph 19 of the Agreement.

21.3.6 The Monitor may rely on the review conducted under this paragraph in the Final Report of the Primary Recommendations Term or Secondary Recommendations Term, as applicable, or retest at his discretion.

21.3.7 If Western Union believes that the Monitor has not acted with reasonable promptness or that there has been undue delay in reviewing the implementation of a Recommendation or group of Recommendations, or in testing the implementation of Western Union’s BSA/AML Program for the Southwest Border Area, Western Union shall notify the Monitor and the State in writing and specify the reasons for its belief. The Monitor shall respond to Western Union and the State in writing within three days of Western Union’s notification under this paragraph. If, after the Monitor’s response, the State agrees that it may be beneficial to engage additional personnel to assist the Monitor in conducting testing of the implementation of some or all of the Primary Recommendations, the Secondary Recommendations,

or Western Union’s BSA/AML Program for the Southwest Border Area and assist the Monitor in carrying out his duties, the Monitor shall, at Western Union’s expense, engage a qualified independent third-party audit firm with BSA/AML independent testing experience, that is acceptable to the State and Western Union, to assist the Monitor in conducting such testing. This firm shall be engaged by the Monitor pursuant to paragraph 3 of the Monitor Engagement Letter and act under the sole direction and control of the Monitor. A firm engaged to conduct testing under this paragraph will be bound by the standards for testing set forth in this Amendment and the measures of success set forth in the Agreed Action Plan and Final Action Plan.

21.4 At any time during the Monitor Engagement, the Monitor may report to the Court any fact, finding, conclusion, or request that he deems appropriate. In addition, the Monitor shall issue Periodic Reviews as of January 31, June 30, and December 31, 2014; June 30 and December 31, 2015; June 30, 2016; and June 30, 2017. The Periodic Review for the period ending January 31, 2014, shall be submitted by March 31, 2014.

21.5 The evaluation of whether Western Union has successfully implemented the Recommendations and its AML Program for the Southwest Border Area shall be in the Monitor’s sole discretion. In exercising that discretion, the Monitor shall act in good faith and within the bounds of reasonable judgment, and pursuant to the provisions of the Agreement, this Amendment, and the Agreed Action Plan, and the Final Action Plan. Whether the Monitor’s evaluation was made in bad faith or was arbitrary and capricious is subject to review by the Court supervising the Monitor upon the filing of a motion by Western Union or the State. The decision of the Court is final. The parties expressly waive any rights to appeal the Court’s ruling.

21.6 If the Monitor’s Final Report of the Primary Recommendations Term concludes that Western Union has not successfully implemented its AML Program for the Southwest Border Area, not including those WUBS Recommendations that are Secondary, and after the conclusion of any review by the Court, the State may, in its sole discretion, within 180 days after the Monitor’s Final Report or within 180 days after a decision by the Court, as applicable, elect one, but only one, of the following remedies:

21.6.1 assert a willful and material breach and proceed as provided in paragraph 14 of the Agreement; or

21.6.2 require Western Union to transfer $50,000,000 to the Alliance Fund. In addition, if the Final Report concludes that any Primary Recommendation has not been successfully implemented, Western Union shall pay to the Alliance Fund $1,000,000 for each such Primary Recommendation. Recommendations that are grouped together in the Agreed Action Plan shall be treated as a single Recommendation for this purpose. Western Union shall not be required to make a payment for any Primary Recommendation that the Monitor reclassified as a Secondary Recommendation during the Primary Recommendation term. All payments to the Alliance Fund shall be paid to the State Center for the benefit of the Alliance. The State’s election of this remedy shall forever bar the State from investigating, prosecuting, bringing criminal charges against, or taking regulatory action against Western Union or Western Union Affiliates as provided in paragraph 13 of the Agreement.

21.6.3 If the State has reasonable cause to believe that prior to the issuance of the Monitor’s Final Report or a decision by the Court that Western Union has committed or will commit a material breach under paragraph 21.6, the State may initiate an investigation of all occurrences and acts which led to the original Agreement. If the State elects to receive the sums set forth under paragraph

21.6.2 above, the State shall be precluded from investigating Western Union or Western Union Affiliates as provided in paragraph 13 of the Agreement.

21.7    If the Monitor’s Final Report concludes that Western Union has successfully implemented its AML Program for the Southwest Border Area, not including those WUBS Recommendations that are Secondary, but that Western Union has not successfully implemented all of the Primary Recommendations, after the conclusion of any review by the Court pursuant to paragraph 21.5 sustaining such conclusions, the State may require Western Union to pay to the Alliance Fund at the State Center $1,000,000 for each Primary Recommendation that has not been successfully implemented. In such a case, the State may not assert a willful and material breach and may not proceed as provided in paragraph 14 of the Agreement. Recommendations that are grouped together in the Agreed Action Plan shall be treated as a single Recommendation for purposes of this paragraph. Western Union shall not be required to make a payment for any Primary Recommendation that the Monitor re-classifies as a Secondary Recommendation during the Primary Recommendation term.

21.8 If the Final Report of the Primary Recommendations Term concludes that Western Union has successfully implemented its AML Program for the Southwest Border Area, not including those WUBS Recommendations that are Secondary, the State shall be forever barred from investigating, prosecuting, bringing criminal charges or civil claims against, or taking regulatory action against Western Union or Western Union Affiliates as provided in paragraph 13 of the Agreement. The determination made by the Monitor under this paragraph shall be in the Monitor’s sole discretion. In exercising that discretion, the Monitor shall act in good faith and within the bounds of reasonable judgment and pursuant to the provisions of the Agreement, this Amendment, and the Agreed Action Plan. Whether the Monitor’s determination was made in bad faith or was arbitrary or capricious is subject to review by the Court upon the filing of a motion by Western Union or the State. The decision of the Court is final. The parties expressly waive any right to appeal the Court’s ruling.

21.9 If the Monitor’s Final Report of the Secondary Recommendations Term concludes that Western Union has not successfully implemented its AML Program for the Southwest Border Area, and after the conclusion of any review by the Court pursuant to paragraph 21.5 sustaining such conclusions, Western Union shall pay $25,000,000 to the State Center for the benefit of the Alliance.

21.10 If the Monitor’s Final Report of the Secondary Recommendations Term concludes that Western Union has not successfully implemented any Secondary Recommendation that was classified as a Primary Recommendation as of the date of this Amendment, including Primary Recommendations that the Monitor re-classified as Secondary Recommendations and Primary Recommendations that Western Union did not successfully implement on or before April 30, 2016, Western Union shall pay to the Alliance Fund $500,000 for each such Recommendation after the conclusion of any review by the Court pursuant to paragraph 21.5 sustaining such conclusions. Recommendations that are grouped together in the Agreed Action Plan shall be treated as a single Recommendation for purposes of this paragraph.

21.11 The parties agree that in light of the potential financial sanctions available to the State in cases involving allegations of money laundering and related violations, the size of the amounts in the Statement of Admitted Facts, and the difficulty of establishing actual injuries to the State, the amounts called for in this Amendment, pursuant to this paragraph, are reasonable as a resolution of litigation risk.

8.The following provisions are hereby inserted into the Agreement at the end of paragraph 19:

19A In order to assure Western Union’s culture of compliance, Western Union’s Chief Compliance Officer (“CCO”) shall have responsibility for the Western Union AML Program, shall be a Senior Vice President of Western Union, shall have direct access to The Western Union Company Board of Directors through the Board Compliance Committee and senior management, and shall head a compliance organization that is independent of the business. The CCO will be responsible for developing, implementing, and overseeing Western Union’s AML Program, which will be approved by the Corporate Compliance Committee, as defined below. The CCO’s authority shall include:

19A.1 authority to terminate, recommend termination of, or initiate disciplinary action against any Western Union compliance employee in the compliance division, within the scope of and in accordance with Western Union’s policies and procedures and pursuant to the laws of local jurisdictions, who has, in the CCO’s informed and reasonable discretion, not adhered to compliance standards set by Western Union. In addition, the CCO shall have authority to hire or recommend the hiring of any person for a position reporting up to the CCO, subject to reasonably established budgets;

19A.2 authority to recommend the termination of, or initiation of disciplinary action or other employment action against, any employee of Western Union, within the scope of and in accordance with Western Union’s policies and procedures and pursuant to the laws of local jurisdictions, who has, in the CCO’s informed and reasonable discretion, not adhered to compliance standards set by Western Union;

19A.3 authority to make informed findings concerning an agent’s non-compliance with Western Union AML compliance standards and, upon consultation with senior management, require appropriate remedial action or termination of such agent; the CCO shall act in his informed and reasonable discretion; the Board Compliance Committee will decide disputes between the CCO and senior management regarding decisions to suspend or terminate agents and Western Union employees. Within thirty days of a Board Compliance Committee decision under this paragraph, Western Union’s General Counsel shall provide notice to the Monitor and the head of the Criminal Division of the Office of the Arizona Attorney General regarding the nature of the dispute, the position of both sides of the dispute, and the Board Compliance Committee’s decision.

19A.4 in consultation with and subject to approval by the Board Compensation Committee, authority to establish and set the goals for an employee compensation program within the compliance organization that emphasizes compliance goals separate from Western Union’s sales goals;

19A.5 in consultation with and subject to approval by the Board Compensation Committee, authority to establish and set the goals for the current compliance component to the company-wide employee evaluation that builds AML compliance into the evaluation, incentive, and motivation programs; and

19A.6 authority to report to Western Union’s President and CEO and Executive Vice Presidents material concerns related to Western Union employee adherence to the company’s compliance standards.

19B The CCO shall designate one or more liaison employees to work with law enforcement agencies and the Money Transmitter Transaction Record Analysis Center (“TRAC” or “Center”) on

ongoing trends, typologies, and threats. At least one of these employees shall be designated as the point of contact with the Center.

19C Western Union shall provide the CCO with a budget sufficient to implement the Agreed Action Plan.

19D Western Union’s Chief BSA Officer will report directly to the CCO.

19E The Western Union Company Board of Directors (“Board”) will create a Board Compliance Committee to oversee Western Union’s compliance with the BSA and applicable AML regulations. At least a majority of the Board Compliance Committee will be independent directors of the Board. The Board Compliance Committee will meet at least quarterly to receive reports from the CCO regarding Western Union’s compliance with the BSA, AML regulations, and the Agreement.

19F Western Union will also create a Corporate Compliance Committee, which will be overseen by Western Union’s Chief Executive Officer and be comprised of Western Union’s General Counsel, CCO, Chief BSA Officer, Chief Information and Operations Officer, President Americas, and other members of Western Union management as Western Union deems appropriate. The Corporate Compliance Committee will take steps to foster an appropriate culture of compliance to assist in ensuring adherence to Western Union’s AML Program by Western Union employees. In furtherance of this responsibility, the Corporate Compliance Committee will receive reports from the CCO on implementation of the Recommendations and compliance with the Agreement and this Amendment.

19G The Corporate Compliance Committee will meet at least monthly throughout the Primary Recommendations Term and at least quarterly throughout the Secondary Recommendations Term. The Monitor may attend non-executive sessions of such meetings. The Corporate Compliance Committee shall consider AML enterprise-wide risk trends across all lines of business and affiliated legal entities, and countermeasures being taken, and, during the Monitor Engagement, invite the Monitor to make reports to assist it in overseeing progress on the Recommendations the Agreed Action Plan, and the Final Action Plan;

19G.1 The Corporate Compliance Committee will review monthly updates of transaction data analysis supplied by TRAC reflecting Western Union progress on those updates, on all Recommendations that have not yet been successfully implemented, and on current AML trends, typologies, and threats; and

19G.2 The Corporate Compliance Committee will keep records of its proceedings and keep copies of all memoranda and papers presented to it as well as a record of actions overseen by the Corporate Compliance Committee, and retain them for five years, or longer if required by law or regulation.

19H The Chief Executive Officer and Executive Vice Presidents of Western Union and all members of the Corporate Compliance Committee will, at least once annually, participate in BSA/AML training sponsored by a professional association such as ACAMS, ACFCS, ABA, or MTRA, or alternatively provided by the CCO or a qualified outside third party, which will be targeted specifically to address Western Union’s business.

19I The Board will include successful accomplishment of AML compliance goals as a factor in Chief Executive Officer and Executive Vice President compensation.

19J. Until the end of the Secondary Recommendations Term, the Board Compliance Committee shall:

19J.1 require quarterly written reporting by the CCO to the Board Compliance Committee regarding the status of activities under the Agreed Action Plan and Final Action Plan;

19J.2 invite the Monitor to report directly to the Board Compliance Committee following each of the Monitor’s Periodic Reviews;

19J.3 oversee corrective action for any BSA/AML non-compliance, including requiring that a plan of remedial action be presented by management in a timely manner and that management regularly report regarding progress in implementing such plan;

19J.4 To the extent the Board Compliance Committee deems it appropriate, invite the Monitor to meet and report to the entire Board of Directors.

19K Until the end of the Secondary Recommendations Term, Western Union will provide the Monitor and the State with notice of the acquisition of any material entity or line of business that plans to do business in the Southwest Border Area after the acquisition, with a description of the AML due diligence reviews conducted in connection with the acquisition, promptly after the acquisition is completed.

19L Until the end of the Secondary Recommendations Term, the CCO will review from a compliance perspective initiation of any material new line of business, new product, or new market or a materially high risk change in an existing product. The CCO shall provide the Monitor and the State with notice of each such initiation or change that will involve business done in the Southwest Border Area that is material to Western Union as a whole with an accurate description of the AML implications of the initiation, promptly after the CCO becomes aware of the planned implementation.

19M To the extent that the BSA is applicable, Western Union will submit its plan to the Monitor describing the plan for integrating into Western Union’s AML Program all material acquisitions and new business lines, new products, or new markets that will involve business done in the Southwest Border Area that is material to Western Union as a whole.

9.The following provisions are hereby inserted into the Agreement following paragraph 17.1.5, among other things altering paragraph 17 of the Agreement and paragraph 32.5 of the Monitor Engagement Letter:

17.1.6 For five years after the date of this Amendment and subject to compliance with applicable law, Western Union shall deliver to those with appropriate legal authority within the State and the Participating States with reasonable promptness full transaction data relating to all transactions, including Orlandi Valuta, Vigo, and WUBS transactions, sent to or from locations within the Southwest Border Data Area involving transactions in amounts of $500 or more. The Southwest Border Data Area includes the States of California, Arizona, New Mexico, and Texas, and the country of Mexico. Western Union’s obligation to provide data under this paragraph shall include only data for transactions sent to or from locations within the Southwest Border Area, as defined in the Agreement, until March 14, 2014. If, on or before March 14, 2014, the Participating States (California, New Mexico, and Texas) execute agreements with Western Union regarding the provision of data for transactions sent to or from locations within the

Southwest Border Data Area, Western Union shall deliver to the State and the Participating States transaction data for the Southwest Border Data Area. If a Participating State does not execute an agreement with Western Union on or before March 14, 2014, regarding the provision of data for transactions sent to or from locations within the Southwest Border Data Area, such state will be a “Non-Participating State.” Western Union will have no obligation under the Agreement or this Amendment to provide transaction data to a Non-Participating State, and Western Union shall not have an obligation to provide data to the State regarding any transactions sent to or from a Non-Participating State, except those transactions sent to or from the State of Arizona, Participating States, and the country of Mexico. When a Non-Participating State executes an agreement with Western Union regarding the provision of data for transactions sent to or from locations within the Southwest Border Data Area, then Western Union will deliver transaction data for locations to or from such Participating State to both the State of Arizona and such Participating State. The State shall not share any transaction data that it receives under this Amendment with any Non-Participating State or third-party recipient unless such Non-Participating State or third-party recipient executes an agreement with the State under which such Non-Participating State or third-party recipient is bound by the privacy provisions of the Order attached hereto as Exhibit A and the immunity provisions contained in paragraph 13 of the Agreement. If a Participating State does not execute an agreement with Western Union on or before March 14, 2014, regarding the provision of data for transactions sent to or from locations within the Southwest Border Data Area, the State and Western Union will make good faith attempts to resolve any objections of that state and to accommodate that state’s concerns. If the State and Western Union are unable to resolve a state’s objections, the parties will confer with the Court regarding the possibility of amending the form of order issued in connection with this Amendment.

17.1.7 Western Union shall accept the Maricopa County Superior Court order, attached hereto as Exhibit A, incorporated herein by this reference, accepting the Amendment and directing Western Union to produce the data described in paragraph 17.1.6 and produce that data to the State and to other Participating States without further subpoena or process. The parties agree to be bound by the provisions regarding privacy, confidentiality, and information security in the Court’s order and acknowledge that Western Union’s agreement to provide data pursuant to this paragraph is given in consideration for agreement to such provisions. The proposed Court order to be submitted is attached hereto as Exhibit A.

17.1.8 The parties recognize that problems associated with criminal activities are not confined to any single U.S. or Mexico border state. The parties agree that expansion of the territorial scope of the data production under the Amendment can result in better analysis of potential money laundering transactions associated with organized criminal activity.

10.The following provisions are hereby inserted into the Agreement as part of paragraph 20:

20.1    Notwithstanding anything in the Agreement or Monitor Engagement Letter to the contrary, the Monitor may be removed and replaced by another Monitor if (1) Western Union and the State agree; or (2) the Monitor has become incapacitated so that the Monitor cannot fully and timely complete his obligations under the Monitor Engagement Letter.

20.2    Notwithstanding anything in the Agreement or Monitor Engagement Letter to the contrary, if at any time Western Union contends that a Recommendation should be deleted or modified, that a substitute Recommendation should be issued, or that the action plan for implementing a Recommendation should be modified, Western Union shall notify the Monitor in writing, describe in detail the basis for its contentions, and provide any applicable supporting documentation. If Western Union and the Monitor cannot reach agreement within thirty days of this notification, the issue or issues and supporting documentation shall be submitted to the State, and the State, in resolving the issue, shall follow the procedures set forth in paragraph 22 of the Monitor Engagement Letter.

20.3    The Monitor shall provide to Western Union and the State, upon request in writing from Western Union or the State, a reasonably detailed itemization of the Monitor’s activities and expenses. The itemization shall contain sufficient detail to allow Western Union and the State to evaluate the reasonableness of the Monitor’s activities and expenses.

11.Paragraph 23.1.1 of the Agreement is hereby amended to read:

23.1.1 Western Union shall transfer additional funds to the Clerk of the Maricopa County Superior Court in amounts of $500,000 within thirty days after the Monitor requests additional funds, for use by the Monitor to fund the Monitor’s reasonable compensation and expenses, in as many $500,000 transfers as the Monitor deems necessary. This additional funding shall come from corporate funds not otherwise committed in the Agreement. Any funds remaining at the end of the Monitor Engagement, including those in the Clerk’s account and those in the Monitor’s possession, shall be transferred to Western Union together with any interest remaining in the Clerk’s account within thirty days after the end of the Monitor Engagement.

12.To draw Western Union analysts and law enforcement analysts closer together to achieve their mutual goals of effectively deterring, detecting, and preventing money laundering, and to achieve economies of scale and avoid duplication of effort, Western Union’s compliance organization and the Financial Crimes Task Force will create a Money Transmitter Transaction Record Analysis Center (“TRAC” or “Center”) housed at the Financial Crimes Task Force offices. Western Union’s formation of and participation in the Center, in whatever form, shall be subject to compliance with all applicable laws, including, but not limited to, laws governing privacy, data protection, information sharing, and antitrust.

12.1 The Center shall house the data collected through the Agreement and Amendment and make that data and law enforcement insights gained from it and from other appropriate sources available to Western Union.

12.2 The Center shall host periodic joint meetings for law enforcement personnel, money transmitter regulatory personnel, and money transmitter industry compliance and analytical personnel. These meetings will facilitate the exchange of information relating to AML trends, typologies, and emerging risks and the effects of technological developments and statutory changes affecting the Southwest Border Data Area. Representatives of the State or the Center shall not reveal Western Union’s trade secrets or other confidential or proprietary business information except for legitimate law enforcement purposes. It is also understood that this information shall be shared and be accessed by law enforcement personnel. Meetings will discuss AML efforts being made by all stakeholders. They will be chaired by the Center and invite participation and presentations by all stakeholders. The State agrees that it will require any law enforcement agency, federal or state prosecutor’s office, or regulatory agency to which the State or the Center transfers information received from Western Union under the Agreement and this Amendment to agree in writing to abide by the provisions in the Court order and the Center’s policies and procedures regarding privacy, confidentiality, and information security.

12.3 The Center will review and report to Western Union available information on criminal activity to assist the cooperative effort to further law enforcement goals. It will communicate directly with Western Union’s CCO or the CCO’s designee, with a copy to the Monitor, regarding AML matters to inform Western Union’s AML Program and enhance communication with law enforcement.

12.4 The Center shall produce analytical alerts to law enforcement at appropriate levels of security describing AML trends, typologies, and emerging risks relating to the Southwest Border Data Area.

12.5 The Center shall handle the data flow provided to the Center and bring the Center and appropriate Western Union personnel together to explore efficiencies in the collection and dissemination of the data to law enforcement and improvements in data handling and quality.

12.6 The Center shall establish a liaison with the designated Western Union law enforcement liaison office and other law enforcement agencies on ongoing AML cases, trends, and threats.

12.7 The Center’s activities, including information technology hardware, software and maintenance, travel to its meetings, meeting rooms, personnel, and other expenses, will be funded by a payment from Western Union of $150,000 per month to the Financial Investigation Resource Group (“FIRG”) fund created pursuant to A.R.S. § 13-2314.01 (“FIRG Fund”) for five years commencing on the date of this Amendment. In addition, Western Union shall pay $250,000.00 to FIRG to fund privacy, confidentiality, and information security measures, including those required by the Order, attached hereto as Exhibit A.

12.8 The Center shall provide Western Union with quarterly financial reports detailing expenditures and the use made of Western Union’s payments.

12.9 In the event that the expenses of the Center in any year are below the amount paid by Western Union to the FIRG Fund, then the difference shall be credited to Western Union’s obligation for the following year. If, after Western Union’s obligation to fund the Center terminates, there remain any funds in excess of the Center’s expenses, the remaining funds shall be returned to Western Union.

12.10 The State shall use good faith efforts to increase and foster industry participation in TRAC. Any industry participant in TRAC shall be required to share information with TRAC to the same extent Western Union is required to under this Amendment, including transaction data with the same level of detail and same geographic scope.

12.11    Notwithstanding any other provision in this paragraph 12, the Center and the State shall have no obligation to make any disclosures to Western Union to the extent that such disclosures will jeopardize legitimate law enforcement investigations.

13.Western Union knowingly waives the criminal and civil statutes of limitations and all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, the Arizona Constitution, and the Arizona Rules of Criminal Procedure relating to any violations of the Arizona money laundering laws and related offenses that were not time-barred by the applicable criminal or civil statutes of limitations as of the February 11, 2010, through the end of the Secondary Recommendations Term.

14.Except as otherwise set forth in this Amendment, all benefits and obligations of the parties and the Court-appointed Monitor provided for in the Settlement Agreement and the Monitor Engagement Letter shall continue and remain in force.

15.The powers and duties of the Monitor shall continue throughout the Monitor Engagement, unchanged by this Amendment.

16.Western Union and the State understand that this Amendment must be approved by the Board of Directors for The Western Union Company and by the Court. Should the Board of Directors for The Western Union Company or the Court decline to approve this Amendment for any reason, the State and Western Union are released from any obligation imposed upon them by this Amendment and this Amendment shall be null and void.

17.If any provision of this Amendment is determined by a court of law to be invalid or unenforceable, the remainder of this Amendment and the Agreement shall not be affected and shall be enforced to the extent permitted by law. Furthermore, a new provision as close as legally possible to the invalid or unenforceable provision shall be inserted in its place.

18.Western Union shall fund the State’s share of the State’s obligation to pay its one-half share of the cost of the AML experts set forth in sections 10B.1 and 10E.1 of this Amendment, as necessary. Within thirty days of the execution of this Amendment, Western Union shall pay to the State the sum of $25,000.00 which shall be held by the State in trust for the exclusive purpose of paying the State’s one-half share of the costs of the AML experts. Western Union shall replenish this fund in $25,000.00 increments as may be reasonably necessary upon written request from the State. All monies remaining in the fund shall be returned to Western Union upon the termination or conclusion of this Amendment.

19.Western Union and the State shall execute any and all documents and take any and all actions that are reasonably necessary to carry out the terms and conditions of this Amendment.

20.This Amendment sets forth all the terms of the amendments to the Agreement between Western Union and the State. No modifications or additions shall be valid unless expressly set forth in writing and signed by the State, Western Union’s attorneys, and a duly authorized representative of Western Union. This Amendment supersedes any prior promises, agreements, or conditions between Western Union and the State, and in the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall govern.

21.The State shall use good faith efforts to encourage industry compliance with the AML compliance standards agreed to by Western Union pursuant to the Agreement, the Monitor Engagement Letter, and this Amendment.

22.For the purpose of this Amendment, the State and the Attorney General’s Office shall be construed to be the same entities.

Acknowledgements:

On behalf of WESTERN UNION FINANCIAL SERVICES, INC.

I, John R. Dye, the duly authorized representative of Western Union Financial Services, Inc., hereby expressly acknowledge that:

(1)     I have read this entire Amendment.

(2)     I have had an opportunity to discuss this Amendment fully and freely with Western Union Financial Services, Inc.’s outside attorneys.

(3)     Western Union Financial Services, Inc. fully and completely understands each and every one of the terms of the Amendment.

(4)    The Board of Directors of Western Union Financial Services, Inc. has adopted a resolution reflecting that understanding, a copy of which has been provided to the State.

(5)     Western Union Financial Services, Inc. is fully satisfied with the advice and representation provided to it by its attorneys.

(6)     Western Union Financial Services, Inc. has signed this Amendment voluntarily.

/s/ John R. Dye                            DATE:     1/31/2014
John R. Dye
General Counsel for Western Union Financial Services, Inc.

I, Larry A. Hammond, am outside counsel for Western Union Financial Services, Inc. In connection with such representation, I acknowledge that:

(1)    I have discussed this Amendment with my client.

(2)    I believe my client completely understands all of the Amendment’s terms.

/s/ Larry A. Hammond                        DATE:     1/31/2014
Larry A. Hammond
Osborn Maledon, P.A.
Attorneys for Western Union Financial Services, Inc.

On behalf of the STATE OF ARIZONA

/s/ Thomas C. Horne                        DATE:     1/31/2014
Thomas C. Horne
Arizona Attorney General

/s/ Eric J. Bistrow                        DATE:     1/31/2014
Eric J. Bistrow
Chief Deputy Attorney General

IN THE SUPERIOR COURT OF THE STATE OF ARIZONA
IN AND FOR THE COUNTY OF MARICOPA

State of Arizona, ex rel. Attorney General Thomas C. Horne, Plaintiff, vs. Western Union Financial Services, Inc. Defendant.	) ) ) ) ) ) ) ) ) ) )	No. CV 2010-005807 [PROPOSED] ORDER APPROVING AMENDMENT TO SETTLEMENT AGREEMENT

The Court having received and considered the Stipulated Motion for Approval of Amendment to Settlement Agreement filed by the State of Arizona (“State”)1 and Western Union Financial Services, Inc. (“Western Union”), the Court finds and orders as follows:

FINDINGS
THE COURT HEREBY FINDS:

1)	The State and Western Union entered into a Settlement Agreement on February 11, 2010, which was approved by the Court on February 24, 2010.

2)	The terms of the Settlement Agreement provide that the court-appointed Monitor’s Engagement shall end on July 31, 2013.

3)
The Court entered orders tolling the time frames and extending the benefits and obligations of the Settlement Agreement on June 14, 2013, October 28, 2013, and December 19, 2013. Among other things, these orders extended the Monitor’s Engagement through January 31, 2014.

4)	The State and Western Union executed an Amendment to the Settlement Agreement on January 31, 2014.

5)	The Amendment calls for, among other things, further extending the benefits and obligations of the Settlement Agreement and extending the period of the court-appointed Monitor’s Engagement.

[1]	For purposes of this Order, the “State” includes the Money Transmitter Transaction Record Analysis Center (“TRAC” or “Center”).

6)	The public interest will be served by the terms of the Amendment to the Settlement Agreement.

7)
The transaction data described in paragraph 17 of the Settlement Agreement, paragraph 32.5 of the Monitor Engagement Letter, and paragraph 17.1.6 of the Amendment includes “Personal Information.” For purposes of this Order, “Personal Information” is defined as any information relating to an identified or identifiable individual, that Western Union produces pursuant to paragraph 17 of the Agreement, paragraph 32.5 of the Monitor Engagement Letter, or paragraph 17.1.6 of the Amendment.

8)
Under the Settlement Agreement, the Monitor Engagement Letter, and the Amendment, Western Union is required to disclose Personal Information to the State and the Monitor in accordance with 12 C.F.R. §§ 1016.15(a)(2)(ii)-(iii), (4) and (7)(i)-(iii).

9)
The transaction data required to be produced pursuant to paragraph 7 of these findings and under the Amendment to the Settlement Agreement is reasonable in scope because (a) it is reasonably necessary for the Monitor and the State to understand the context of present transaction data and to know what effect the Monitor’s Recommendations are having on money laundering activities and whether additional or different Recommendations should be made; (b) the transaction data shall assist the State in verifying the success of Western Union in remedying past problems in combatting money laundering; (c) data provided to representatives of the Southwest Border states will assist the Monitor in determining what recommendations are appropriate; (d) the State needs access to comprehensive data so as to ensure that Western Union, after the Recommendations are implemented, is in full compliance with the border-wide duties imposed on Western Union by the Agreement and the Amendment.

10)
The Personal Information Western Union is required to produce is necessary to carry out the legitimate interests of the State in investigating and prosecuting criminal activity, including money laundering and human smuggling, and the State’s legitimate interests are not overridden by the fundamental rights and freedoms of the individuals whose Personal Information is disclosed to the State or the Monitor.

11)
The Personal Information is limited to the information that is relevant and necessary to fulfill the purposes expressly contemplated by this Order or the Settlement Agreement and the Amendment and is proportional to fulfilling such purposes.

12)	This Court has authority to enter this Order under Ariz. Const. art. VI, § 24, the Rules of Civil Procedure, A.R.S. § 12-123, and A.R.S. §13-2314.

APPROVAL OF AMENDMENT

1.	IT IS HEREBY ORDERED THAT:

a)	The Amendment to the Settlement is accepted and approved in all respects.

b)	The court-appointed Monitor’s Engagement is extended pursuant to the terms of the Amendment.

c)
Western Union shall provide the transaction data described in paragraph 17 of the Settlement Agreement, paragraph 32.5 of the Monitor Engagement Letter, and paragraph 17.1.6 of the Amendment to the State, the Monitor, and Participating States, as applicable, pursuant to the terms of this Order and the Settlement Agreement and the Amendment.

d)	The original Order of February 24, 2010, and other orders of this Court are hereby reaffirmed except to the extent modified by this Order.

e)
In order to implement the Amendment, Western Union shall pay the amounts set forth at: (1) paragraph 11 of the Amendment relating to the Monitor’s compensation and expenses; (2) the amounts set forth at paragraph 12.7 relating to TRAC expenses; and (3) paragraph 18 relating to arbitrator fees.

PRIVACY, CONFIDENTIALITY, AND INFORMATION SECURITY

2.	IT IS FURTHER ORDERED THAT:

a)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall Process the Personal Information only for the purposes expressly contemplated by this Order, the original Order of February 24, 2010, other orders of this Court, or the Settlement Agreement and Amendment. [2]

b)	The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall hold the Personal Information in strict confidence.

c)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall limit access to the Personal Information to their authorized personnel who have a need to know the Personal Information in order to exercise the State’s or the Monitor’s, as appropriate, duties under this Order or the Settlement Agreement and the Amendment and who have explicitly agreed in writing to comply with legally-enforceable privacy, confidentiality, and information security obligations that are substantially similar to those required by this Order and the Settlement Agreement and the Amendment.

[2]
“Process” or “Processing” is any operation or set of operations performed upon the Personal Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, duplicating, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing, or destroying the information.

d)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall not duplicate, share, transfer, disclose, or otherwise provide access to the Personal Information to any third party, except to the extent required by law, or otherwise authorized by this Order or the Settlement Agreement and the Amendment, and the disclosure is to another law enforcement or prosecutive agency that has agreed in writing prior to the disclosure to keep the Personal Information confidential to the maximum extent permissible by law. Prior to such duplication, sharing, transfer, disclosure, or access, the State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents, as appropriate, shall obtain from the intended recipient of the Personal Information a written agreement that it will comply with legally-enforceable privacy, confidentiality, and information security obligations that are substantially similar to those required by this Order and the Settlement Agreement and the Amendment. With respect to any recipients authorized to receive the Personal Information pursuant to this Section 2(d), the State, the State’s duly authorized agents, the Monitor, or the Monitor’s duly authorized agents, as appropriate, shall duplicate, share, transfer, disclose, or provide access to only the minimum amount of the Personal Information necessary to accomplish the purpose of the duplication, sharing, transfer, disclosure, or access.

e)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall each maintain a list of every internal and external recipient of the Personal Information, including third-party recipients granted access pursuant to Section 2(d) above. Each such list shall contain the name, title, affiliation, and contact information of the relevant individual, and the list shall be updated within 48 hours of granting access to a new recipient of the Personal Information.

f)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall exercise the necessary and appropriate supervision over their relevant personnel to maintain appropriate privacy, confidentiality, and security of the Personal Information.

g)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall utilize appropriate information security protocols to comply with applicable law and shall (i) ensure the privacy, security, and confidentiality of the Personal Information; (ii) protect against any anticipated threats or hazards to the privacy, security, and integrity of the Personal Information; and (iii) protect against any actual or suspected unauthorized Processing, loss, use, disclosure, or acquisition of, or access to the Personal Information known to the State, the State’s authorized agents, the Monitor or the Monitor’s authorized agents, hereinafter referred to as an “Information Security Incident.”

h)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall make appropriate use of technology to ensure the privacy, security, and confidentiality of the Personal Information, including appropriate encryption procedures, authorization and documentation procedures, physical intrusion controls, and access controls.

i)
The State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall promptly inform Western Union in writing of any Information Security Incident of which the State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents, as appropriate, becomes aware. Such notice shall summarize in reasonable detail the effect on Western Union, if known, of the Information Security Incident and the corrective action taken or to be taken by the State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents, as appropriate. Notification may be delayed in accordance with A.R.S. § 44-7501(C) if a law enforcement agency advises that notification will impede a criminal investigation. The State, the

State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents, as appropriate, shall promptly take all necessary and advisable corrective actions, and shall cooperate with Western Union in all reasonable and lawful efforts to prevent, mitigate, or rectify such Information Security Incident. The content of any public press release or media report shall be the subject of consultation with Western Union prior to any communication thereof.

j)
To the extent permitted by any applicable federal, state, or local public records laws, the Personal Information shall be considered to be law enforcement investigatory materials and confidential information, and exempt from disclosure under the relevant public records laws.

k)
The State and the Monitor, as appropriate, shall in good faith work together to enter into any reasonable privacy, confidentiality, or information security agreement reasonably necessary for Western Union to comply with legal requirements as they may become applicable from time to time. In case of any conflict between this Order or the Settlement Agreement and the Amendment and any such further privacy, confidentiality, or information security agreement, such further agreement shall prevail with regard to the Processing of Personal Information covered by it.

l)
The State, the Monitor, and Western Union shall reasonably cooperate with one another with respect to every request, investigation, subpoena, lawsuit, legal challenge, access request, or other communication received by the State, the Monitor, or Western Union from any foreign or domestic government authority or data subject regarding the privacy, confidentiality, or information security of the Personal Information. The State, the Monitor, and Western Union shall promptly notify each party, in writing, of any such request. The obligations of this paragraph shall not apply to the extent that such cooperation may impede, compromise, or jeopardize any criminal investigation.

m)
Except as required by applicable law, the State, the State’s duly authorized agents, the Monitor, and the Monitor’s duly authorized agents shall cooperate with Western Union to return to Western Union or its designee, or shall securely destroy, or render unreadable or undecipherable if return is not reasonably feasible, any and all Personal Information related to a particular consumer transaction to the extent the Personal Information is in the State’s, the State’s duly authorized agents’, the Monitor’s, or the Monitor’s duly authorized agents’, as appropriate, possession, custody, or control, within five years of the date of completion of the relevant underlying consumer transaction. With respect to the Monitor, promptly upon the expiration of all rights and obligations under this Order and the Settlement Agreement and the Amendment, the Monitor and the Monitor’s duly authorized agents, as appropriate, shall cooperate with Western Union to return to Western Union or its designee, or shall securely destroy, or render unreadable or undecipherable if return is not reasonably feasible, the Personal Information in the Monitor’s or the Monitor’s duly authorized agents’, as appropriate, possession, custody, or control. In the event applicable law does not permit the State, the State’s duly authorized agents, the Monitor, or the Monitor’s duly authorized agents to comply with the delivery or destruction of the Personal Information as required by this paragraph, (i) the State and the State’s duly authorized agents shall ensure the confidentiality of the Personal Information and shall not Process or otherwise use or disclose any of the Personal Information related to a particular consumer transaction after five years from the date of completion of the relevant underlying consumer transaction, and (ii) the Monitor and the Monitor’s duly authorized agents shall ensure the confidentiality of the Personal Information and shall not Process or otherwise use or disclose any of the Personal Information after termination of the Monitor Engagement. The provisions of this paragraph shall not apply to the State when the Personal Information is maintained by the State or other law enforcement authority for an ongoing criminal investigation or ongoing prosecution.

n)
The State’s, the State’s duly authorized agents’, the Monitor’s, and the Monitor’s duly authorized agents’ obligations set forth in this Order shall survive the termination of the Settlement Agreement and the Amendment and the termination of all rights and obligations subject thereto.

o)
Under paragraph 17.1.6 of the Amendment, the states of California, New Mexico, and Texas are Participating States and are currently recipients of transaction data and Personal Information under the Agreement of February 11, 2010. Further, the Participating States may be entitled to additional transaction data and Personal Information pursuant to paragraph 17.1.6 of the Amendment. In addition, other agencies and entities are currently third-party recipients of transaction data and Personal Information under the Agreement of February 11, 2010. Any such third-party recipients and any other entity entitled to receive transaction data under paragraph 17.1.6 of the Amendment shall not be entitled to receive such transaction data or Personal Information after the date of this Order until such third-party recipient and entity executes an agreement with the State providing that it will be bound by the privacy, confidentiality, information, security, and immunity provisions of this Order.

3.	IT IS FURTHER ORDERED THAT:

a)
Western Union shall provide the transaction data to a Participating State, as defined in paragraph 23.2.2 of the Settlement Agreement, only after such Participating State agrees in writing to privacy, confidentiality, and information security obligations that are substantially similar to those required by this Order and the Settlement Agreement and the Amendment.

b)
The State and the Monitor shall provide to any third-party law enforcement, regulatory, or prosecutive agency that is a recipient of the transaction data described in paragraph 17 of the Agreement, paragraph 32.5 of the Monitor Engagement Letter, or paragraph 17.1.6 of the Amendment, or information that is derived by the State, the State’s duly authorized agents, the Monitor, or the Monitor’s duly authorized agents from such transaction data, a copy of the Agreement, the Amendment, and this Order, and shall require any recipient agency to give written assurances that it will be bound by paragraph 13 of the Agreement.

/s/ Hon. Warren Granville
The Honorable Warren Granville
Superior Court Judge